Exhibit 10.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of December 31, 2007 (“Effective Date”), by and among STANFORD VENTURE CAPITAL HOLDINGS, INC., a Delaware corporation or its assignee (“Buyer”), STANFORD INTERNATIONAL BANK LTD., an Antiguan banking corporation (“SIBL”), FOREFRONT BVI LTD., a British Virgin Islands limited company (“Seller”), FOREFRONT HOLDINGS, INC., a Florida corporation (“Holdings”), FOREFRONT GROUP, INC., a Florida corporation (“ForeFront”), FOREFRONT MULTIMEDIA, LLC, a Florida limited liability company (“ForeFront Media”) and MILLER GOLF COMPANY, a Florida corporation (“Miller” and, together with ForeFront and ForeFront Media, the “Companies” and, each individually, a “Company”).

RECITALS:

A. Seller and its direct subsidiaries, the Companies, are presently engaged in the business of designing, manufacturing, marketing and supplying golf accessories and providing certain services to the golf industry (the “Business”);

B. Seller is the direct owner of all of the Companies’ issued and outstanding equity interests (the “Shares”); and

C. Seller desires to sell, convey, assign, transfer and deliver (“Transfer”), or cause to be Transferred to Buyer, and Buyer desires to purchase, accept and assume from Seller, the Shares of the Companies and, by virtue of the acquisition of the Shares, all assets and liabilities of the Companies, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1. PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions set forth herein, Seller shall sell, transfer, convey, assign and deliver to Buyer at the Closing (as such term is defined in Section 3) on the Closing Date (as such term is defined in Section 3) and Buyer shall purchase and accept delivery from Seller at the Closing, all of the Shares owned by Seller, which Shares shall constitute 100% of the ownership interests of the Companies.

2. PURCHASE PRICE.

2.1 On the terms and subject to the conditions set forth herein, in consideration of the sale of the Shares, at Closing, Buyer will cancel and release Seller from all outstanding debt of Seller, Holdings and the Companies owed to Buyer as set forth on Schedule 2.1 (the “Buyer Debt”, also referred to herein as the “Purchase Price”). Seller shall update and deliver to Buyer at Closing a Schedule 2.1 that is current as of the Closing Date.

3. CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Sections 8, 9 and 10, consummation of the purchase and sale of the Shares as contemplated in this Agreement (the “Closing”) shall take place on or before December 31, 2008, or on such other date and at such place as the parties may mutually agree (the “Closing Date”).

4. REPRESENTATIONS AND WARRANTIES OF SELLER. Holdings, Seller and the Companies hereby represent and warrant to Buyer as follows:

4.1 Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, and Holdings and each of the Companies is duly organized, validly existing and in good standing under the laws of the State of Florida, and Seller, Holdings and the Companies are authorized to transact business within their respective jurisdictions of incorporation. Seller, Holdings and the Companies are each qualified to conduct business in each foreign jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. Seller, Holdings and the Companies have full power and authority to enter into this Agreement and each of the agreements and other documents contemplated hereby (collectively, the “Transaction Documents”) and to perform their obligations thereunder. Seller, Holdings and the Companies’ execution, delivery and performance of, and the consummation of the transactions contemplated by, the Transaction Documents have been duly authorized by Seller’s and the Companies’ board of directors and by Holdings board of directors, including a majority of its disinterested directors (as such term is defined in Section 607.0901 of the Florida Business Corporation Action). This Agreement constitutes the legal, valid, and binding obligation of Seller, Holdings and the Companies, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 Capitalization, Stock Ownership and Rights; Subsidiaries.

(a) Capitalization. The authorized capital stock of Holdings is 500,000,000 shares of common stock, par value $.001 (the “Common Stock”), 1,000,000 shares of Series A Convertible Preferred Stock, par value $.001 (the “Series A Preferred Stock”), 4,500,000 shares of Series B Convertible Preferred Stock, par value $.001 (the “Series B Preferred Stock”) and 2,000,000 shares of Series C Convertible Preferred Stock, par value $.001 (the “Series C Preferred Stock” and, together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock”). The issued and outstanding capital stock of Holdings is set forth on Schedule 4.2(a) (“Holdings Shares”). Holdings Shares are duly authorized, validly issued, fully-paid and non-assessable. Holdings Shares constitute all of the issued and outstanding capital stock of Holdings. The authorized capital stock of Seller and the issued and outstanding capital stock of Seller is set forth on Schedule 4.2(a) (the “Seller Shares”). The Seller Shares are duly authorized, validly issued, fully-paid and non-assessable and are held directly by Holdings. The Seller Shares constitute all of the issued and outstanding capital stock of the Seller. The authorized capital stock of each of the Companies, and the issued and outstanding capital stock of each of the Companies, are set forth on Schedule 4.2(a). All of the Shares are duly authorized, validly issued, fully-paid and non-assessable and are held directly by Seller. The Shares constitute all of the issued and outstanding capital stock of the Companies.

Immediately following the consummation of the Stock Split (as defined in Section 7.8), (i) the authorized capital stock of Holdings shall be 100,000,000 shares of Common Stock, 200,000 shares of Series A Preferred Stock, 900,000 shares of Series B Preferred Stock and 400,000 Shares of Series C Preferred Stock, and (ii) the issued and outstanding capital stock of Holdings is anticipated to be as set forth on Schedule 4.2(a).

(b) No Outstanding Rights. Except as set forth on Schedule 4.2(b), there are no, nor is there any agreement, commitment or arrangement not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character (whether or not currently exercisable) relating to the issuance, sale, conversion, purchase or redemption of stock in Seller, Holdings or any Company.

(c) Stock Issued in Compliance With Laws. To the Knowledge (as defined in Section 14.1) of Seller, none of Holdings Shares, the Seller Shares or Shares, respectively, have been issued in violation of any legal requirement pertaining to the issuance of securities or in violation of any rights, pre-emptive or otherwise, of any present or past shareholder of Holdings, Seller or any Company.

(d) Subsidiaries. As of the date hereof, except for the Companies, the Seller, Holdings and, except as set forth in Schedule 4.2(d), the Companies, have no subsidiaries and do not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise and do not control, directly or indirectly, any other entity.

4.3 Consents. Except as set forth in Schedule 4.3, no material consent, approval, action or authorization of any third party, including any governmental authorization or application to, or other notice or filing with, any governmental body, is required for the execution, delivery or performance of the Transaction Documents by Holdings, Seller or any Company.

4.4 Title to Shares. Except as set forth in Schedule 4.4, Seller has good and marketable title to the Shares which are fully paid for as of the Closing and will transfer the same to Buyer at the Closing, free and clear of all liens, pledges, security interests and encumbrances.

4.5 Compliance with Law. To the best of Seller’s Knowledge, Seller and each Company are in compliance in all material respects with all applicable laws, rules, and regulations of the city, county, state and federal government applicable to Holdings, Seller or the Business.

4.6 Absence of Certain Changes or Events. Except as disclosed in the Holdings SEC Documents (as defined in Section 4.9), since September 29, 2007, Holdings, Seller and each Company have conducted the Business only in the ordinary course of business consistent with past practice through the date hereof, and there has not been any material adverse change with respect to Holdings, Seller, the Companies or the Business. Except as disclosed in the Holdings SEC Documents or as contemplated herein or disclosed in Schedule 4.6, since September 29, 2007, there has not been, and neither Holdings, Seller nor any Company has (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Holdings, Seller or any Company or any redemption, purchase or other acquisition of any of such capital stock, (ii) any split, combination or reclassification of any of such capital stock, (iii) any material change in accounting methods, principles or practices by Holdings, Seller or any Company, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or, could be expected to have a material adverse effect on Holdings, Seller or any Company, (v) any amendments or changes in the articles of incorporation or bylaws or equivalent organizational documents of Holdings, Seller or any Company, (vi) any material revaluation by Holdings, Seller or any Company of any of its assets, including writing off of notes or accounts receivable other than in the ordinary course of business, or (vii) granted any severance or termination pay to, or entered into any change of control or severance agreement with any director, officer or member of senior management of Holdings, Seller or any Company.

4.7 No Undisclosed Liabilities. Except as is disclosed in the Holdings SEC Documents (as defined in Section 4.9) or disclosed in Schedule 4.7, to Seller’s Knowledge, neither Holdings, Seller nor any Company has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of Holdings, Seller or any Company (including the notes thereto) in conformity with generally accepted accounting principles not disclosed in the Holdings SEC Documents, other than those incurred in the ordinary course of the Business since September 29, 2007, and which, individually or in the aggregate, require, or likely require, payment or assumption by Holdings, Seller or any Company of an amount in excess of U.S.$500,000.

4.8 Noncontravention. The execution and delivery of the Transaction Documents by Holdings, Seller and the Companies do not violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Holdings, Seller or any Company and, to the Knowledge of Seller, will not result in a breach or violation or default under any order which Holdings, Seller or any Company is subject or result in a breach by Seller or any Company under any material contract or obligation to which it or they are bound. Neither the execution and the delivery of the Transaction Documents, nor compliance with, or fulfillment of, the terms, conditions and provisions thereof, will (1) to the Knowledge of Seller, violate any legal requirement applicable to the Business; (2) materially conflict with, result in a material breach of, constitute a material default under, any material contract or order to which Holdings, Seller or any Company is a party or which otherwise involves the Business; (3) create in any party the right to accelerate, terminate, modify or cancel, any material contract to which Holdings, Seller or any Company is a party or which otherwise involves the Business; (4) accelerate any liability of Holdings, Seller or any Company or the Business; (5) result in the imposition of or creation of any material encumbrance upon or with respect to any of the Shares; (6) require any notice under any material contract or order to which Holdings, Seller or any Company is a party or by which it or they are bound or to which any of its or their assets or properties are subject; or (7) require the approval, consent, authorization or act of, or the making by, Holdings, Seller or either Company of any declaration, filing or registration with, any individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, governmental authority or other entity of whatever (collectively, a “Person”).

4.9 SEC Reports.

(a) Holdings has furnished to Buyer true and complete copies of Holdings’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and Holdings’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 29, 2007 and all of Holdings’ other reports, statements, schedules and registration statements, as such reports were filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2006 through the Effective Date or Closing Date, as applicable (collectively, the “Holdings SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Holdings SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act (as amended, the “1933 Act”) and the Securities Exchange Act of 1934 (as amended, the “1934 Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Holdings SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Holdings SEC Documents constitute all forms, reports, statements, schedules and other documents required to be filed by Holdings with the SEC since March 30, 2007. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Holdings SEC Documents.

(e) (i) the consolidated financial statements and related notes thereto contained in the Holdings SEC Documents (the “Holdings Financials”), comply in all material respects with the 1934 Act, and the rules and regulations of the SEC promulgated thereunder and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other; and (ii) the Holdings Financials present fairly and accurately the consolidated financial condition and operating results of Holdings in all material respects as of the dates and during the periods indicated therein. The unaudited Holdings Financials do not contain additional financial statements and footnotes required under United States generally accepted accounting principles, and are subject to normal year-end adjustments.

(f) Holdings has made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to contracts which previously have been filed by Holdings with the SEC pursuant to the 1933 Act or 1934 Act.

(g) The accounting books and records of Holdings have been maintained in accordance with sound business practices, including the maintenance of an adequate system of disclosure and internal controls designed to ensure that all material information concerning Holdings is made known on a timely basis to the individuals responsible for the preparation of the Holdings SEC Documents.

4.10 Indebtedness. Except as set forth on Schedule 4.10, excluding the Buyer Debt, neither Holdings, Seller nor any Company is indebted to any Person. The assets of the Companies are not subject to any liens or encumbrances except for liens (i) securing payment obligations in respect of indebtedness set forth on Schedule 4.10, (ii) securing taxes, assessments and other governmental charges or levies not yet due or delinquent or otherwise contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the statutory or common law liens of materialmen, mechanics, carriers, construction contractors, warehousemen or landlords or other like liens for labor, materials, supplies or rentals; (iii) consisting of deposits or pledges in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or under surety or performance bonds; (iv) constituting encumbrances in the nature of zoning restrictions, easements, rights of way, restrictions, encroachments, protrusions and other, similar encumbrances and minor title defects affecting the use of any real property leased by Holdings or the Companies or any matters appearing on a survey, (iv) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases entered into by Holdings or the Companies in the ordinary course of business and liens against the lessor, sublessor, licensor or sublicensor in any real estate used by Holdings or the Companies, (v) liens arising from precautionary Uniform Commercial Code financing statement or similar filings and (vi) any other nonmaterial liens that would not reasonably be expected to have a material adverse effect; provided the same do not materially interfere with or prohibit the present use of such properties taken as a whole. As used herein, “GAAP” means generally accepted accounting principles as applied in the United States.

4.11 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body, or arbitration tribunal pending or, to the Knowledge of the Seller, threatened, against or affecting Holdings, Seller or any Company, in which an unfavorable decision, ruling or finding would, or is reasonably likely to, cause Holdings, Seller or any Company to pay an amount in excess of $500,000, or which would adversely affect the validity or enforceability of, or the authority or ability of Holdings, Seller or any Company to perform its obligations under the Transaction Documents.

4.12 No Default. To the Knowledge of Seller, neither Holdings, Seller nor any Company is in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust or other material document or agreement (each a “Contract”) to which it is a party or by which it may be bound.

4.13 Taxes. All tax returns required to have been filed by or with respect to Holdings, Seller or any Company (including any extensions) have been filed. All such tax returns are true, complete and correct in all material respects. Neither Holdings, Seller nor any Company has any material liability for taxes outstanding other than as reflected in the balance sheet included in the Holdings SEC Documents or incurred subsequent to the date of such filing in the ordinary course of business.

4.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holdings, Seller or any Company.

4.15 Opinion of Financial Advisor. The Board of Directors of Holdings has received the written opinion of vFinance Investments, Inc. (the “Fairness Opinion”) to the effect that, as of the date of such opinion, the purchase price payable by Buyer hereunder is fair, from a financial point of view, to Holdings’ shareholders, excluding Buyer and SIBL and any Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) thereof; and the Board of Directors has determined that consummation of the transactions contemplated hereby is consistent with the Board’s fiduciary duties to the stockholders of Holdings. An executed copy of such opinion is being delivered to Buyer simultaneously with the execution of this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Holdings, Seller and the Companies as follows:

5.1 Authority. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Delaware and is authorized to transact business therein. Buyer has full power and authority to enter into, deliver and perform the Transaction Documents. Buyer’s execution, delivery and performance of, and the consummation of the transactions contemplated by, the Transaction Documents have been duly authorized by Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2 Consents. Except as set forth in Schedule 5.2, no material consent, approval, action or authorization of any third party, including any governmental authorization or application to, or other notice or filing with, any governmental body, is required for the execution, delivery or performance of the Transaction Documents by Buyer.

5.3 Noncontravention. The execution and delivery of the Transaction Documents by Buyer does not violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer and, to the knowledge of Buyer, will not result in a breach or violation or default under any order which Buyer is subject or result in a breach by Buyer under any material contract or obligation to which it or they are bound, except for such violations and breaches that could not, individually or in the aggregate, be reasonably expected to have a material adverse effect.

5.4 Brokers. Except for a fee payable by Buyer to Stanford Group Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.5 Condition of Assets. Buyer acknowledges that, as a consequence of numerous years of involvement with Holdings and in connection with this transaction, that it has had full and complete access to the books and records of Holdings, Seller and the Companies, certain employees and facilities owned and leased by Holdings, Seller and the Companies, and all documents and instruments described or listed in any section of the Schedules hereto, and, furthermore, that Buyer has conducted such due diligence investigations of Holdings, Seller and the Companies, their assets and their operations, with the full cooperation of Holdings, Seller and the Companies, as Buyer has deemed necessary or advisable in connection with the transactions contemplated by this Agreement.

5.6 Debt. All Buyer Debt being cancelled hereunder constitutes all debt owed by Holdings, Seller and the Companies to Buyer, including all interest accrued thereon.

6. REPRESENTATIONS AND WARRANTIES OF SIBL. SIBL hereby represents and warrants to Holdings and Seller as follows:

6.1 Authority. SIBL is a corporation duly organized and validly existing and in good standing under the laws of Antigua and is authorized to transact business therein. SIBL has full power and authority to enter into, deliver and perform the Transaction Documents. SIBL’s execution, delivery and performance of, and the consummation of the transactions contemplated by, the Transaction Documents have been duly authorized by SIBL. This Agreement constitutes the legal, valid, and binding obligation of SIBL, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 Consents. Except as set forth in Schedule 6.2, no material consent, approval, action or authorization of any third party, including any governmental authorization or application to, or other notice or filing with, any governmental body, is required for the execution, delivery or performance of the Transaction Documents by SIBL.

6.3 Noncontravention. The execution and delivery of the Transaction Documents by SIBL does not violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of SIBL and, to the knowledge of SIBL, will not result in a breach or violation or default under any order which SIBL is subject or result in a breach by SIBL under any material contract or obligation to which it or they are bound, except for such violations and breaches that could not, individually or in the aggregate, be reasonably expected to have a material adverse effect.

6.4 Brokers. Except as set forth in Schedule 6.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SIBL.

6.5 Debt. Neither Holdings, Seller nor any Company owes any debt to SIBL.

6.6 Mutual Benefit. SIBL, as an Affiliate of Buyer, is engaged in a related and mutually interdependent business with Buyer and, as a consequence, will derive substantial direct and indirect financial and business advantages and benefits from the transactions contemplated by this Agreement and the other agreements described herein, including Buyer’s receipt of the Shares. Seller and the Companies have executed and intend to consummate the transactions contemplated by this Agreement partially in consideration of SIBL’s execution and delivery and consummation of the transactions contemplated by this Agreement.

7. COVENANTS OF THE PARTIES.

7.1 Transition of the Business; Consents. Seller covenants with Buyer to cooperate with Buyer to effect the smooth transition of the Business from Seller to Buyer on the Effective Date including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any Person which are required for or in connection with the consummation of the transactions contemplated hereby, (ii) the retention and performance of all material contracts of the Business and the customers of the Business by such means as Buyer may reasonably request, including, but not limited to, providing full and complete access to records, data, personnel, project and construction financial records, equipment records and site inspections and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by Holdings, Seller and the Companies on or prior to the Closing.

7.2 Further Assurances. Each of the parties agrees that it will at any time, and from time to time, after the Closing Date, upon the reasonable request and at the expense of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be required to complete the transactions contemplated herein. After the Closing Date, at the expense of Buyer, Seller shall use its best efforts to cause any necessary third party to execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

7.3 Stockholder Approvals; Recommendations. Holdings, acting through its Board of Directors, shall call, give notice of, convene and hold a special meeting of the holders of the Holdings Shares for the purpose of voting upon this Agreement, the Securities Purchase Agreement (as such term is defined in Section 8.2), the Share Exchange Agreements (as such term is defined in Section 8.4), the Merger Agreement (as such term is defined in Section 8.5), the SIBL Indemnification Agreement (as such term is defined in Section 8.9, the Framework Agreement (as such term is defined in Section 8.10) and the transactions contemplated herein and therein and the redomestication of Holdings discussed in Section 8.5 (collectively, the “Proposed Transactions”)) (the “Special Meeting”). The Special Meeting will be held as promptly as practicable following the execution of this Agreement. Holdings shall ensure that the Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Special Meeting are solicited in compliance with all applicable laws, regulations, orders, judgments and decrees, including applicable federal and state securities laws. Holdings shall solicit from holders of the Holdings Shares entitled to vote at the Special Meeting proxies in favor of the approval and adoption of the terms of the Proposed Transactions by the holders of a majority of the Holdings Shares, excluding Buyer and SIBL and any Affiliates

(as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) thereof (the “Holdings Stockholder Approval”). In lieu of holding the Special Meeting, to the extent feasible, Holdings may obtain the Holdings Stockholder Approval by obtaining a written consent executed by the requisite stockholders, which written consent shall comply with applicable law; provided that Holdings provides those stockholders who do not execute such written consent an information statement and other information required to be provided pursuant to and such written consent is otherwise obtained in compliance with all applicable laws, regulations, orders, judgments and decrees, including applicable federal and state securities laws.

7.4 Payment of Taxes, Fees and Costs. Buyer shall bear all taxes, fees and costs due on the sale and transfer to Buyer of the Shares contemplated by this Agreement.

7.5 Pre-Closing Operations. Except as otherwise contemplated in Section 7 or 8 hereof, prior to Closing, Holdings, Seller and the Companies shall carry on their business in the usual, regular and ordinary course consistent with past practices and Holdings, Seller and the Companies shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with Holdings, Seller and the Companies. Without limiting the foregoing, neither Holdings, Seller nor any of the Companies shall take, fail to take or permit to be taken, any action that would cause any of the representations and warranties in Section 4.6 to be untrue or inaccurate.

7.6 Releases and Novations. Except for the indemnification obligations of Holdings and Seller to any officer or director of Holdings or Seller provided for in the charter or bylaws of such companies or any agreement to which such officer or director is a party, in each case in effect as of the date hereof, Seller covenants to Buyer that it will obtain releases and/or novations, as appropriate, from the obligees under any remaining liabilities of Holdings and Seller prior to Closing so that, immediately after the Closing, Holdings and Seller shall not be obligated for any liabilities.

7.7 Indemnification of Officers and Directors.

(a) For a period of six (6) years for and after the Closing Date, Seller agrees to provide and cause Holdings to provide officers’ and directors’ liability insurance with respect to acts or omissions occurring at or prior to the Closing Date covering each past and present officer and director of Holdings, Seller or the Companies who are currently covered by Holdings’ officers’ and directors’ liability insurance policy (a true and complete copy of which has been delivered to SIBL and Buyer). The terms and coverage amounts of the liability insurance policy shall be at least as favorable as the terms and coverage amounts of the liability insurance policy in effect on the date hereof; provided, however, that in no event shall Holdings be required to expend more than 175% of the current amount expended by Holdings (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Holdings is unable to obtain the insurance called for by this Section 7.7, Holdings shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Holdings, Seller and the Companies may be required to make application and provide customary representations and warranties to Holders’ insurance carrier for the purpose of obtaining such insurance. It being understood and acknowledged by the parties that the costs of said officers’ and directors’ liability insurance shall be paid and absorbed by Holdings prior to the merger of Seller and Holdings pursuant to the Merger Agreement.

(b) The provisions of this Section 7.7 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of Holdings and his or her heirs and representatives. The rights of all past and present officers and directors of Holdings under this Section 7.7 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable law or otherwise.

7.8 Reverse Stock Split. Holdings shall effect a one-for-five reverse split of Holdings Common Stock (the “Stock Split”) prior to Closing.

7.9 Disregarded Entity Election. In the event that (i) Holdings has not received the approval of the holders of 90.78% of Holdings’ outstanding capital stock of this Agreement and the transactions contemplated hereby within seventy-five (75) days from the formation date of Seller, notwithstanding the fact that such shareholder approval might not become effective until some date after such 75-day period, or (ii) SIBL or Holdings exercises its right to terminate this Agreement, among others, pursuant to Section 5 of that certain Letter Agreement of even date herewith by and among the parties hereto and others, Holdings may file with the Internal Revenue Service a Form 8832 Entity Classification Election electing to treat Seller as a partnership retroactive to the formation date of Seller.

8. CONDITIONS PRECEDENT TO BUYER’S, HOLDINGS’ AND SELLER’S OBLIGATION TO CLOSE. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver in writing) at or prior to the Closing of the following conditions:

8.1 Conversion of Preferred Stock and Reverse Stock Split. SIBL shall have converted all shares of Holdings’ Preferred Stock that it holds into shares of the Common Stock of Holdings, and subsequent to such conversion, Holdings shall have effected the Stock Split.

8.2 Securities Purchase Agreement. SIBL and Broadband Multimedia Systems, Ltd., a British Virgin Islands limited company (“BM”) shall have consummated the transactions contemplated by that certain Common Stock Purchase Agreement (the “Securities Purchase Agreement”), attached as Exhibit “D” hereto.

8.3 Restructuring. The restructuring of certain entities described in Schedule 8.3 shall have occurred.

8.4 Share Exchange. Holdings, Seller, Hisense Co. Ltd., Qingdao Hisense Electronic Holding Ltd. and Ligent Photonics, Inc. shall have consummated the transactions contemplated by that certain Share Exchange Agreement (the “Share Exchange Agreement”), attached hereto as Exhibit “E”, and Holdings, Seller, Ligent International, Inc. and the shareholders of Ligent International, Inc., shall have consummated the transactions contemplated by that certain Agreement and Plan of Merger(together with the Share Exchange Agreement, the “Share Exchange Agreements”), attached hereto as Exhibits “F-1” and “F-2”.

8.5 Merger and Redomestication of Holdings. Holdings shall have redomesticated Holdings in the jurisdiction of the British Virgin Islands pursuant to that certain Merger Agreement (the “Merger Agreement”), attached hereto as Exhibit “G”.

8.6 Merger of Seller. Seller and BM shall have consummated the transactions contemplated by that certain Merger Agreement, attached hereto as Exhibit “H”.

8.7 Stockholder Approval. Holdings shall have obtained the Holdings Stockholder Approval.

8.8 Releases and Novations. Buyer and Seller shall have obtained releases and/or novations, as appropriate, from the obligees under any remaining liabilities of Holdings, Seller prior to Closing so that, immediately after Closing, Seller shall not be obligated for any liabilities.

8.9 SIBL Indemnification Agreement. SIBL and Seller shall have executed and delivered that certain Indemnification Agreement (“SIBL Indemnification Agreement”), attached hereto as Exhibit “I”.

8.10 Framework Agreement. Qingdao Hisense Electric Ltd., Seller and Holdings shall have consummated the transaction contemplated by that certain Framework Agreement (the “Framework Agreement”), attached hereto as Exhibit “J”; and

8.11 Updated Valuation Opinion. Holdings shall have received an update and reaffirmation of the Fairness Opinion (as defined in Section 4.15).

8.12 Registration Statement. The registration statement filed with the SEC by Holdings shall have been declared effective.

9. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE. Buyer’s obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Buyer at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

9.1 Accuracy of Representations. (i) all of the representations and warranties of Holdings, Seller and the Companies in this Agreement not qualified by a “materiality” or “material adverse effect” qualifier (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all material respects as of the Effective Date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date; and (ii) all of the representations and warranties of Holdings, Seller and the Companies in this Agreement qualified by a “materiality” or “material adverse effect” qualifier (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all respects as of the Effective Date, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

9.2 Seller Performance. All of the covenants and obligations that Holdings, Seller and the Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

9.3 Other Documents. Buyer must have received such other documents as it may reasonably request for the purposes of (a) evidencing the accuracy of any of the representations and warranties of Holdings, Seller and the Companies; (b) evidencing the performance by Holdings, Seller and the Companies of, or the compliance by Holdings, Seller and the Companies with, any covenant or obligation required to be performed or complied with by them; (c) evidencing the satisfaction of any condition referred to in this Section 9; or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

9.4 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable legal requirement or order; or (b) any legal requirement or order that has been published, introduced or otherwise proposed by or before any governmental body.

10. CONDITIONS PRECEDENT TO HOLDINGS’ AND SELLER’S OBLIGATION TO CLOSE. Holdings’ and Seller’s obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Holdings and Seller at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller and Holdings, in whole or in part):

10.1 Accuracy of Representations. (i) all of the representations and warranties of Buyer and SIBL in this Agreement not qualified by a “materiality” or “material adverse effect” qualifier (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all material respects as of the Effective Date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date; and (ii) all of the representations and warranties of Buyer and SIBL in this Agreement qualified by a “materiality” or “material adverse effect” qualifier (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all respects as of the Effective Date, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

10.2 Buyer and SIBL Performance. All of the covenants and obligations that Buyer and SIBL are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

10.3 Other Documents. Holdings and Seller must have received such other documents as it may reasonably request for the purposes of (a) evidencing the accuracy of any of the representations and warranties of Buyer and SIBL; (b) evidencing the performance by Buyer and SIBL of, or the compliance by Buyer and SIBL with, any covenant or obligation required to be performed or complied with by them; (c) evidencing the satisfaction of any condition referred to in this Section 9; or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

10.4 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Holdings, Seller, any Company or any Person affiliated with Holdings or Seller to suffer any material adverse consequence under, (a) any applicable legal requirement or order; or (b) any legal requirement or order that has been published, introduced or otherwise proposed by or before any governmental body.

11. TERMINATION.

11.1 Termination Events. This Agreement, by notice given prior to or at the Closing, may be terminated:

(a) by Buyer, Holdings or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b) (1) by Buyer if any of the conditions in Section 8 and 9 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (2) by Holdings or Seller, if any of the conditions in Section 8 and 10 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Holdings to comply with its obligations under this Agreement) and Holdings has not waived such condition on or before the Closing Date;

(c) by either Buyer, Holdings or Seller if the Closing does not occur by December 31, 2008;

(d) (1) by Buyer, in the event Holdings or Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Holdings or Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or (2) by Holdings or Seller, in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller or Holdings have notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or

(e) by mutual consent of Buyer, Holdings and Seller.

11.2 Effect of Termination. Each party’s right of termination under Section 11 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligation in Section 14.4 will survive.

12. DELIVERIES AND ACTIONS TO BE TAKEN AT CLOSING.

12.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer (duly executed where appropriate):

(a) resolutions of the Board of Directors and shareholders of Holdings and the Board of Directors and shareholders of Seller and each Company, which shall be in full force and effect as of the Effective Date, authorizing the execution and delivery of the Transaction Documents and consummation of the transactions contemplated therein;

(b) Evidence satisfactory to Buyer of the satisfaction and/or release of liabilities of Seller, and Holdings;

(c) Stock certificates evidencing the Shares duly endorsed or accompanied by duly executed stock powers for transfer to Buyer; and

(d) such other documents as may be reasonably necessary to effect the closing of the transactions contemplated in this Agreement, including the documents described in Section 9.3.

12.2 Deliveries by Buyer and SIBL. At the Closing, Buyer and SIBL shall deliver to Seller (duly executed where appropriate):

(a) Evidence satisfactory to Seller of the cancellation and release of the Buyer Debt;

(b) an Officer’s Certificate of Buyer and SIBL, which shall be in full force and effect as of the Closing Date, certifying that the execution and delivery of the Transaction Documents and consummation of the transactions contemplated therein have been duly authorized by each of Buyer and SIBL; and

(c) such other documents as may be reasonably necessary to effect the closing of the transactions contemplated in this Agreement, including the documents described in Section 10.3.

13. SURVIVAL. All representations and warranties of Holdings, Seller, each Company, the Buyer and SIBL contained in this Agreement shall terminate at Closing.

14. MISCELLANEOUS PROVISIONS.

14.1 Knowledge. As used herein, “Knowledge” shall mean the actual knowledge of Richard M. Gozia, Todd Giles and J. Stan Harris.

14.2 Amendment; Waiver. This Agreement, and any exhibits hereto, may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement.

14.3 Limited Assignment; Binding Effect. No party other than Buyer as provided below shall assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without obtaining the prior consent of the other parties to this Agreement; provided, however, that Buyer may freely assign its rights and obligations under this Agreement to a wholly owned affiliate of Buyer, provided that such assignment shall not release Buyer of its obligations hereunder. Subject to the foregoing, all of the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

14.4 Confidentiality of Agreement. Unless otherwise required by law or the requirements of NYSE, NASDAQ or any other exchange on which such party’s securities trade upon advice of such party’s legal counsel, no party shall disclose either the terms or existence of this Agreement to any Person other than a party’s counsel and its other representatives or such other third parties with whom it must communicate to consummate the transactions described in this Agreement.

14.5 Counterparts. This Agreement may be executed in one or more counterparts, including facsimile copies thereof, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

14.6 Entire Agreement. This Agreement, together with its exhibits hereto, embodies the entire agreement and understanding of the parties related to its subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

14.7 Expenses. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel, accountants and attorneys.

14.8 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Florida, without giving effect to any conflict of law rule or principle of such state. Jurisdiction and venue shall be proper in any state or federal court of competent jurisdiction within the State of Florida.

14.9 No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the parties hereto, and their respective successors, permitted assigns, heirs and personal representatives.

14.10 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties on the (a) date of personal delivery or confirmed transmission by facsimile transmission or email; (b) date of delivery to a nationally recognized overnight courier service; or (c) date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, Person as any party may designate by notice to the others in accordance herewith:

If to Buyer or SIBL:	c/o Stanford Group Company 201 South Biscayne Blvd, Floor 27 12th Floor Miami, Florida 33131 Attention: Osvaldo Pi Email: OPi@StanfordEagle.com Fax: (305) 347-2455

With a copy to:	Akerman, Senterfitt & Eidson, P.A. One Southeast Third Avenue 25th Floor Miami, FL 33131-1714 Attention: Carl Roston, Esq. Email: carl.roston@akerman.com Fax: (305) 374-5095

If to Seller or the Companies:	ForeFront Holdings, Inc. 835 Bill Jones Industrial Drive Springfield, TN 37172 Attention: Richard M. Gozia Email: rmgozia@charter.net Fax: (608) 519-0348

With a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attention: Robert Grossman, Esq. Email: grossmanb@gtlaw.com Fax: (305) 965-5756

14.11 Recovery of Expenses by Prevailing Party. The party prevailing in any civil action, arbitration or other proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such proceeding, including accounting fees, attorneys’ fees and expert witnesses’ fees.

14.12 Severability of Provisions. If a court in any proceeding holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

14.13 Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

STANFORD VENTURE CAPITAL HOLDINGS, INC. a Delaware corporation

By:	/s/ James M. Davis
Name:	James M. Davis
Title:	President and Director
(“Buyer”)

STANFORD INTERNATIONAL BANK LTD., an Antiguan banking corporation

By:	/s/ James M. Davis
Name:	James M. Davis
Title:	Chief Financial Officer
(“SIBL”)

FOREFRONT BVI LTD., a British Virgin Islands limited company

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Interim Chief Executive Officer
(“Seller”)

FOREFRONT HOLDINGS, INC., a Florida corporation

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Interim Chief Executive Officer
(“Holdings”)

FOREFRONT GROUP, INC., a Florida corporation

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Chairman of the Board and Executive Vice President
(the “Company”)

MILLER GOLF COMPANY, a Florida corporation

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	President
(the “Company”)

FOREFRONT MULTIMEDIA, LLC, a Florida limited liability company

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	President
(the “Company”)

Schedule 8.3

Hisense Group Inc., a PRC company (“Hisense Group”) and Ligent International, Inc., a corporation organized in the British Virgin Islands (“Ligent BVI”) will arrange buy-sell transactions so that each of Hisense Group and Hisense Electronics Holding (“HEH”) will own 50% of Ligent Photonics, Inc., a Delaware corporation (“Ligent US”) and Ligent BVI will own 100% of Hisense Optoelectronic Technologies Co., a PRC company (“Hisense OE”). In order to finance the purchase of the 65% interest in Hisense OE from Hisense Group, Ligent BVI will borrow up to $2.0 million from BM and give BM a pledge in the stock of Hisense OE. HEH will purchase the 50% interest of Ligent US from Ligent BVI for up to $2.0 million (the exact amount is to be determined based on the net asset value of Hisense OE as well as negotiations with Hisense Group, and as approved by the Chinese government). Ligent BVI will apply the proceeds (the same as the amount paid to buy the 65% interest of Hisense OE) received from HEH for the sale of 50% of Ligent US to retire the outstanding loan owed to BM.